Exhibit 10.1
THE 2009 BENEFIT RESTORATION PLAN
FOR THE GENCORP INC. PENSION PLAN
Effective January 1, 2009
PURPOSE
     The 2009 Benefit Restoration Plan for the GenCorp Inc. Pension Plan (the “Plan”) was established to provide restored benefits solely related to the statutory limits under the Pension Plan. This Plan is effective January 1, 2009, unless specifically stated otherwise in the Plan with respect to a specific provision.
     The Plan is a successor plan to The Benefit Restoration Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies, as amended (the “Prior Plan”) which was originally established effective as of December 1, 1982. Between January 1, 2005 and December 31, 2008, the Plan operated in good faith compliance with the guidance issued under Code Section 409A (the “409A Transition Period”).
     For purposes of this Plan, all references to the Prior Plan shall only be to those amounts in the Prior Plan that were to restore benefits unavailable because of statutory limits applied to certain employees participating in the Pension Plan. Effective December 31, 2004, the Prior Plan was frozen and no new benefits shall be earned or vest under it; provided, however, that any benefits earned and vested under the Prior Plan before January 1, 2005, shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004, or on the date of any later amendment, provided that any amendment after October 3, 2004, is not a material modification of the Prior Plan under Section 409A of the Code and the regulations promulgated thereunder. Any benefits earned and vested under the Prior Plan after December 31, 2004, are deemed to have been earned and vested under this Plan.
     During the 409A Transition Period, the timing and form of benefits payments were controlled by participants’ elections under the Pension Plan, in accordance with the terms of the Prior Plan.
     The Pension Plan was frozen on February 1, 2009. As of that date, no additional benefits will accrue under this Plan. However, benefits will continue to vest under the Plan for a Participant in the same manner as benefits continue to vest under the Pension Plan for that particular Participant (including the ability to vest into early retirement status based upon age and service). If vesting ceases to occur under the Pension Plan, vesting shall also cease to occur in the Plan.
     The Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     This Plan is further intended to comply with the requirements of Code Section 409A, and the Treasury Regulations issued thereunder, and shall be administered and interpreted in a manner consistent therewith.
     The terms and provisions of this Plan are as follows:

SECTION 1
DEFINITIONS
     Any capitalized word or phrase used in the Plan that is not defined in this Plan but is used in the Pension Plan shall have the meaning it has in the applicable Pension Plan in which a Participant hereunder has accrued a pension benefit. Wherever used herein:
1.1	“Actuarial Equivalence” or “Actuarially Equivalent” shall mean benefits of equivalent value when calculated at the date benefits commence, using these interest and mortality assumptions: (a) interest equal to 6.0% and (b) mortality as assumed in the RP-2000 Mortality Table projected to 2010.

1.2	“Administrative Committee” means the Administrative Committee as appointed by the Board.

1.3	“Beneficiary” means a named beneficiary, joint annuitant or surviving Spouse of a deceased Participant. Notwithstanding the foregoing, no Beneficiary designation under the Plan shall be effective unless it is submitted in writing on the form required by the Company (or its designee) and delivered to the Company (or its designee) prior to the Participant’s death.

1.4	“Board” shall mean the Board of Directors of the Company.

1.5	“Company” means GenCorp Inc., an Ohio corporation.

1.6	“Compensation Committee” means the Organization and Compensation Committee as appointed by the Board.

1.7	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.8	“Employer” means the Company and each entity that is treated with the Company as a single “service recipient” under Treasury Regulations Section 1.409A-1(h)(3), except that “greater than 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2), and (3).

1.9	“Member Company” means the Company, Aerojet-General Corporation and any of their divisions or subsidiaries, which are designated by the Board, in its sole discretion, as a Member Company.

1.10	“Participant” means an employee who meets the requirements of Section 2.1 or is a Beneficiary receiving a benefit under the Plan; provided, however, that no employee shall become a Participant prior to the date such employee’s employer becomes a Member Company.

1.11	“Pension Plan” means a pension plan of a Member Company applicable to salaried employees.

1.12	“Plan” means The 2009 Benefit Restoration Plan for the GenCorp Inc. Pension Plan, effective January 1, 2009, as it may be amended from time to time.

1.13	“Spouse” has the same meaning as set forth in the Pension Plan.

1.14	“Termination of Employment” means a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h). Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Participant and the Employer reasonably anticipate that no further services would be performed after a certain date. A Participant shall not be deemed to have separated from service if the Participant continues to provide services to the Employer (whether as an employee, contractor or otherwise) at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding thirty-six (36) months of employment with the Employer (or if less than thirty-six (36) months, such lesser period); provided, however, that a separation from service will be deemed to have occurred if a Participant’s service with the Employer (whether as an employee, contractor or otherwise) is reduced to an annual rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding thirty-six (36) months of employment with the Employer (or if less than thirty-six (36) months, such lesser period). A Participant shall be deemed to separate from service if the Participant is on a bona fide leave of absence that exceeds six (6) months in duration and the Participant’s right to reemployment with the Employer is not provided either by statute or by contract on the day immediately following such six (6) month period. A bona fide leave of absence shall include a military leave, sick leave or other bona fide leave of absence if such leave does not exceed six (6) months, or longer, so long as the Participant’s right to reemployment with the Employer is provided either by statute or contract.

SECTION 2
ELIGIBILITY
2.1	Eligibility. In order to be eligible, the employee: (a) must be an employee of a Member Company who qualifies for a benefit under the Pension Plan and who incurs a reduction in such benefit as a result of the limitations under Section 401(a)(17) or 415 of the Code (or any successor provisions), (b) is an officer or key employee of the Member Company, and (c) is designated by the Compensation Committee as eligible for the Plan.

2.2	Committee Selection. The Compensation Committee, in its sole discretion, shall have the right to designate which eligible employees: (A) are members of a select group of management or highly compensated employees, (B) are key employees and (C) shall become, or will continue to be, Participants of the Plan.

2.3	Termination of Participation. A Participant’s eligibility for continued accrual of benefits under the Plan shall end upon the earlier of his: (i) Termination of Employment, (ii) termination of the Plan, (iii) ceasing to be a member of a select group of management or highly compensated employees, or (iv) the date the Compensation Committee determines the employee is no longer a Participant in the Plan.

SECTION 3
BENEFITS
3.1	Amount of Benefit. Subject to Section 3.2, the monthly pension benefit provided by this Plan shall be an amount equal to subsection (a) minus the sum of subsection (b) plus subsection (c), where:
(a)	is any monthly amount of pension that would be payable to the Participant under the Pension Plan if such pension amount were (1) calculated without regard to the limits of Code Sections 401(a)(17) or 415, and (2) paid in a single life annuity commencing on the Participant’s Normal Retirement Date;

(b)	is the monthly amount of pension that would be payable to the Participant under the Pension Plan if such pension amount were paid in a single life annuity commencing on the Participant’s Normal Retirement Date;

(c)	is any monthly amount of pension that would be payable to the Participant under the Prior Plan, in accordance with the schedule set forth on Schedule A, if such pension amount were paid in a single life annuity commencing on the Participant’s Normal Retirement Date.
The amounts determined in Section 3.1(c) are fixed amounts that are calculated in accordance with the formula set forth in Appendix A. These amounts under the Prior Plan are not subject to change and, for purposes of this Section 3.1, cannot be calculated in any manner other than the manner set forth in Appendix A and allowed by Code Section 409A.
     The Pension Plan was frozen on February 1, 2009. As of that date, the Pension Plan was first frozen, no additional benefits will accrue under the Plan. However, benefits will continue to vest under the Plan for a Participant in the same manner as benefits continue to vest under the Pension Plan for that particular Participant (including the ability to vest into early retirement status based upon age and service). If vesting ceases to occur under the Pension Plan, vesting shall also cease to occur in the Plan.
3.2	Special Rules for Determining Amount of Benefit. This section sets forth additional, special rules for determining the amount of the benefit set forth in Section 3.1 above.
(a)	Effective December 1, 2008, the GenCorp Consolidated Pension Plan Program B was amended to eliminate the Change in Control Enhancement under Program B for any Change in Control (as such term is defined in Program B wherever referenced in this subsection (a) only) occurring on or after December 1, 2008. With respect to any Change in Control on or after December 1, 2008, all highly compensated Participants in Program B who would have qualified for a Change in Control Enhancement under Program B if such benefit had not been eliminated, shall be provided under this Plan a Change in Control Enhancement (according to the terms of such enhancement benefit as it existed in Program B prior to the amendment eliminating the benefit) which will be used to calculate monthly pension amounts under subsection (a) above relating solely to benefit accruals under this Plan on or after December 1, 2008.

The Change in Control Enhancement applied to a select group of highly compensated employees. In addition, it does not apply to any transaction that occurs after 2008.
(b)	For purposes of calculating Credited Service and Compensation for Participants working at locations acquired as the result of the purchase of Atlantic Research Corporation (“ARC”) by Aerojet-General Corporation, on October 17, 2003 (“Aerojet East”), and who have not transferred or been transferred to a location covered by another pension program of the Company or a Member Company, when determining the monthly pension amount under Section 3.1, service and Compensation shall be recognized from the later of the date of hire with Aerojet East or the date of transfer to Aerojet East from Atlantic Research Corporation, but in no event will service or Compensation before October 18, 2003, be included.

(c)	With respect to the GenCorp Consolidated Pension Plan (Program B), for Plan Years ending on or before November 30, 1993, the term “Annual Plan Compensation” shall include amounts which would have been paid to a Participant (while such Participant is an Employee) by a Member Company during a Plan Year, but for his election to defer such amount to the GenCorp Inc. and Participating Subsidiaries Deferred Bonus Plan.
3.3	Pre-Retirement Death Benefit. If a vested Participant dies while employed by the Employer, such Participant shall be entitled to a benefit under this Plan equal to the benefit he or she had earned under this Plan as of his date of death (the “Pre-Retirement Death Benefit”) payable to his Spouse as if the Participant had a Termination of Employment, elected to commence benefits on the dates outlined below in the form of a joint and 50% survivor annuity (as described in Section 3.5(b)(ii)), then died the next day. The Pre-Retirement Death benefit will commence payment on the later of (1) the first day of the first month following the Participant’s death or (2) the first day of the first month following the date the Participant would have obtained 55 years of age.

3.4	Vesting. A Participant shall become vested in his retirement benefits earned under this Plan on the same date and under the same conditions he would become vested under the earliest applicable vesting provisions of the Pension Plan.

3.5	Form of Payment. The form of payment shall be in the form selected by the Participant on his distribution election form, as prescribed by and pursuant to the procedures established by the Administrative Committee from time to time in its sole discretion, as follows:
(a)	Normal Form of Benefit Payment. An annual pension payable monthly for the Participant’s life with a 50% survivor annuity paid for the life of the Participant’s Spouse if the Participant is married, or a single life annuity if the Participant is single; or

(b)	Alternative Forms of Payment.
(i)	A reduced annuity payable for the life of the Participant with a period certain of either 5, 10, 15, or 20 years of payments to the Participant’s Spouse or Beneficiary; or

(ii)	An annual pension payable monthly for the Participant’s life with a 50%, 75%, or 100% survivor annuity paid for the life of the Participant’s Spouse or Beneficiary.
(c)	Small Accounts and Default Form of Payment.
(i)	Notwithstanding anything to the contrary in Sections 3.5(a) and 3.5(b), if the lump-sum equivalent of any form of benefit payment, at the time initially payable to the Participant, is less than $15,000, then the Participant shall receive a single lump-sum payout of his benefit in full satisfaction or his pension benefit under the Plan. The lump-sum payment will be made the first day of the seventh month following the Participant’s Termination of Employment.

(ii)	In the event a Participant fails to make an election with respect to the form of benefit payment, the default form of benefit payment shall be the applicable form under Section 3.5(a).
(d)	Election Period.
(i)	All Participants must elect a form of payment for benefits under the Plan prior to the later of (A) December 31, 2008, or (B) the date that is thirty (30) days following the date the Participant becomes initially eligible to participate in the Plan. For the purposes of this rule, a Participant is treated as initially eligible to participate in the Plan as of the first day of the Participant’s taxable year immediately following the first year the Participant accrues a benefit under the Plan, in accordance with Treasury Regulation Section 1.409A-2(a)(7)(iii).

Any election under this section shall be subject to any special administrative rules imposed by the Administrative Committee including rules intended to comply with Section 409A of the Code.

(ii)	This election will become irrevocable on the later of (A) December 31, 2008, or (B) the date that is thirty (30) days following the date the Participant initially becomes eligible to participate in the Plan.

(iii)	Notwithstanding the foregoing, no election under this Section 3.4(d)(i)(A) made on December 31, 2008, shall (A) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (B) be permitted after December 31, 2008.

3.6	Change in Election. A change from one type of annuity to another is not considered to be a change in time and form of payment, provided that the annuities are Actuarially Equivalent, the change is made before any annuity payment is made, and the new annuity has the same scheduled date for the first payment.
3.7	Time of Payment.
(a)	Except as otherwise provided in the Plan, all pension payments will commence as of the later of (i) the first day of the month following the month in which the Participant attains the six-month anniversary of his Termination of Employment or (ii) the first day of the month following the attainment of the age elected by the Participant pursuant to his distribution election form, within the time periods set forth in Section 3.5(d). Under subsection 3.7(a)(ii), the Participant may only elect an age that is between age 55 and age 65. For this provision only with regards to the timing of the benefit payment under the Plan, if the Participant received a Change in Control Enhancement Benefit under the Pension Plan or this Plan, any age elected by the Participant on his distribution election form will be increased by five (5) years to take into account that Change in Control Enhancement Benefit.

(b)	In the event a Participant fails to elect, within the time periods set forth in Section 3.5(d), an age for the commencement date of benefit payments, the default age shall be 65. Accordingly, the benefit will commence as of the later of (i) the first day of the month following the month in which the Participant attains the six-month anniversary of his Termination of Employment or (ii) the first day of the month following the attainment of the age 65.

(c)	If Termination of Employment is the payment event for the Participant’s benefit, interest will not accrue on pension payments under this Plan between the date of Termination of Employment and actual payment of the benefit. In addition, interest will not accrue on a pension payment under this Plan from the date the pension payment could first be paid under the Plan and the date the pension payments are paid under the Plan, taking into account the grace periods set forth in Section 409A.

(d)	Any payment date provided for in the Plan shall be deemed to incorporate the longest applicable grace period permissible under Code Section 409A and no interest shall be earned or accrued with respect to any payment made in the time period between the payment date and the end of the grace period.
3.8	Change in Control. Notwithstanding any other provision of this Plan, upon the occurrence of a Change in Control, benefits will be funded in accordance with this Section 3.8(b) and certain benefits will be vested in accordance with Section 3.8(a):
(a)	Vesting. Upon a Change in Control, the benefits of a Participant with who the Company has entered into a severance agreement that is listed on an attachment to the trust established under the GenCorp Inc. Grantor Trust Agreement dated October 18, 1998 (the “Trust”), which have been accrued, but not vested under this Plan shall become immediately vested in accordance with the terms of this Plan.

(b)	Funding.
(i)	With respect to all accrued and vested benefits under this Plan (including vesting under Section 3.8(a) above), the Company shall deposit assets sufficient to pay all such benefits under this Plan in trust pursuant to the terms of the Trust providing for payment of benefits in accordance with the terms of this Plan. Any failure by the Company to satisfy its obligations under this Section 3.8(b) shall not limit the rights of any Participant hereunder.

(ii)	Upon the earlier to occur of (A) a Change in Control or (B) a declaration by the Board that a Change in Control is imminent, the Company shall promptly, to the extent it has not previously done so, and in any event within five (5) business days, transfer to the trustee of the Trust, to be added to the principal of the Trust, a sum equal to the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a change in control to be imminent) of the benefits to be paid to the Participants hereunder with such present value to be computed (a) assuming that benefit payments to any Participant will commence on such Participant’s earliest retirement date under the applicable Pension Plan, and (b) applying a discount factor, which is equal to the yield to maturity, as reported in the Midwest Edition of The Wall Street Journal, of the 26-week Treasury Bill most recently issued as of the date of the Change in Control.

(iii)	Notwithstanding the foregoing, a Participant shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company.
(c)	For the purposes of Section 3.8, the definition of Change in Control shall have the meaning set forth in this Section.
         (i) From January 1, 2005 to December 17, 2008. From January 1, 2005 to December 17, 2008, Change in Control for the purposes of Section 3.8 means the occurrence of any of the following events, subject to the provisions of subsection 3.8(c)(i)(5) hereof:
     (1) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation or entity are beneficially owned (as that term is defined in Rule 13-d3 under the Securities Exchange Act of 1934 [“Exchange Act”], as amended) (such ownership, “Beneficial Ownership”) by the shareholders of the Company immediately prior to the completion of the transaction; or

     (2) Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the Beneficial Owner of securities representing 20% or more of the combined voting power of the then outstanding voting securities of the Company; or
     (3) The individuals who, as of the later of (i) January 1, 2006, or (ii) the Participant’s date of hire by the Company, constituted the Board (the “Incumbent Directors”) cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute a majority thereof, provided that (1) any individual becoming a director of the Company subsequent to the later of (i) January 1, 2006, or (ii) the Participant’s date of hire by the Company shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds of the other Incumbent Directors and (2) any individual whose initial assumption of office is in connection with or as a result of an actual or threatened election contest relating to the election of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation shall not be considered an Incumbent Director; or
     (4) The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within subsection 3.8(c)(i)(1), 3.8(c)(i)(2) or 3.8(c)(i)(3) hereof and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a change in control shall be deemed to have occurred.
     (5) Notwithstanding the foregoing provisions of this Section 3.8(c):
     (A) If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in Section 3.8(c)(i)(4) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may upon a majority vote, including a majority vote of all then-continuing Incumbent Directors (such vote, a “Majority Vote”), by notice to the Executive, nullify the effect thereof and a change in control shall be deemed not to have occurred, but without prejudice to any action that may have been taken prior to such nullification.

(B) Unless otherwise determined in a specific case by the Board, a change in control shall not be deemed to have occurred for purposes of paragraph 3.8(c)(i)(2) hereof solely because (x) the Company, (y) a subsidiary of the Company, or (z) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D 1, Form 8K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a Change in Control of the Company has occurred or will occur in the future by reason of such beneficial ownership.
     (ii) From December 18, 2008, and thereafter. From December 18, 2008, and thereafter, Change in Control for the purposes of Section 3.8 means the occurrence of any of the following events:
     (1) A majority of the individuals constituting the Board (the “Incumbent Board”) is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction; or
     (2) All or substantially all (meaning having a total gross fair market value at least equal to 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve-month period ending on the date of the most recent acquisition by such Person); or
     (3) The Company is merged, consolidated, or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation or entity are beneficially owned (as that term is defined in Rule 13-d3 under the Securities Exchange Act of 1934 [Exchange Act], as amended (such ownership, “Beneficial Ownership”) by the shareholders of the Company immediately prior to the completion of the transaction, or
     (4) Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act consistent with Treas. Reg. Section 1.409A-3(i)(5)(v)(B) (a “Person”) acquires or has become (during the twelve-month period ending on the date of the most recent acquisition by such Person) the Beneficial Owner of securities representing 30% or more of the combined voting power of the then-outstanding voting securities of the Company.

3.9	Rehired Employees. If a Participant is rehired or ceases participation in the Plan and again becomes eligible for the Plan, the Participant may once again earn a benefit under the Plan. Any amount payable under this Plan on account of an event listed in Section 3.7 above shall be calculated using the methodology in Section 3.1 (including all provisions in the Plan effecting the calculation of the benefit in Section 3.1), except that there shall be an offset of any previously earned benefit already subject to a payment event. Amounts (if any) payable under the Plan upon Participant’s subsequent distribution event listed in Section 3.7 shall be subject to the same form and time requirements set forth in Section 3.7.

SECTION 4
ADMINISTRATION
4.1	Administrative Committee and Powers. The Administrative Committee shall administer this Plan and shall have, exercise and perform, in its sole discretion, all of the powers, rights, authority and duties set forth in each of the Pension Plans (except eligibility determinations which are made by the Compensation Committee) with the same effect as if similarly set forth herein with respect to this Plan. Any determination or decision of the Administrative Committee shall be conclusive and binding on all persons having or claiming to have any interest whatever under this Plan. In addition, the Administrative Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Administrative Committee deems necessary or advisable in order properly to carry out the provisions of the Plan, and to take any and all necessary action in connection therewith. The Administrative Committee may delegate duties and responsibilities as it deems appropriate to facilitate the day-to-day administration of the Plan.

4.2	Compensation Committee. The Compensation Committee shall have the sole authority to make determinations regarding eligibility for the Plan. In the event that the Administrative Committee determines that it is unable to perform any of the actions listed in Section 4.1, the Compensation Committee has the authority to perform such actions. If required to act in accordance with this Section 4.2, the Compensation Committee shall have full power and authority to interpret the Plan and is granted full discretionary authority to accomplish its duties under the Plan, subject to the same fiduciary obligations that apply to the Administrative Committee.

SECTION 5
MISCELLANEOUS
5.1	Amendment and Termination. The Company reserves the right at any time and from time to time, by resolution of the Board (or its designee), to amend or terminate this Plan; provided, however, that no such amendment or termination shall operate retroactively, so as to reduce the value of any accrued and vested benefits of a Participant under the provisions of this Plan, as in effect prior to such action. Notwithstanding any other provision of the Plan, in the event that the Plan is terminated, benefits may, in the discretion of the Company, by resolution of the Board, be distributed to Participants in lump-sum payments as soon as permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix).

5.2	No Alienation of Benefits. Except as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p), none of the benefits or rights of a Participant or any Beneficiary shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant, his Spouse and his Beneficiary. Neither the Participant nor his Spouse or Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under the Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder.

5.3	Offset. The Administrative Committee may provide for the acceleration of the time or schedule of a payment, and any payment (including a payment that has been accelerated) may be withheld under the Plan, as satisfaction of a debt to a Member Company, where (i) such debt is incurred in the ordinary course of the relationship between the Member Company and the Participant, (ii) the entire amount of the reduction in any fiscal year of the Member Company does not exceed $5,000, and (iii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

5.4	No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

5.5	No Enlargement of Employment Rights. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between Company (or any Member Company) and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company (or any Member Company) or to interfere with the right of the Company (or any Member Company) to discharge any Participant at any time, nor shall it give the Company (or any Member Company) the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

5.6	No Requirement to Fund. The Plan is intended to be and shall be construed and administered as a plan under Section 3(2)(A) of ERISA, which is unfunded and maintained by the Company solely to provide deferred compensation to a select group of management or highly paid employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. No Participant, Beneficiary, or any other person shall have any interest in any particular assets of the Company (or any Member Company) by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary, or any other person shall have the rights of a general unsecured creditor of the Company (and any Member Company) with respect to any rights under the Plan. The Company, in its sole discretion, or as required under the terms of the Plan, may create one or more trusts to hold the assets of the Plan to provide for the payment of benefits. The Company shall at all times be the owner of each trust and any trust agreement shall specify that the trust corpus shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of the Company (or any Member Company). The trust shall contain such other terms and conditions as the Company may deem necessary or advisable to ensure that benefits are not includable, by reason of the trust, in the income of trust beneficiaries prior to actual distribution and that the existence of such trust does not cause the Plan to be considered “funded” for purposes of Title I of ERISA. Neither the Company, nor any Member Company, guaranty or warrant the tax treatment of benefits paid under this Plan or held in any trust set up as a source of benefit payments under the Plan. Participants, Beneficiaries or their estates will have sole responsibility for any federal, state or local taxes due from the benefits provided under this Plan.
5.7	Applicable Law. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio except as otherwise provided by ERISA. The Plan shall also be construed in a manner consistent and compliant with Section 409A of the Code. Any provision that is non-compliant or inconsistent with Section 409A of the Code shall be deemed amended to the minimum extent necessary to comply with Section 409A of the Code, or if an amendment cannot assure compliance with Section 409A of the Code, is void.

5.8	Facility of Payment. If the Company determines, on the basis of medical reports or other evidence satisfactory to the Company, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of being a minor, illness, infirmity or other incapacity, the Company may direct the Member Company to disburse such payments to a person or institution designated by a court, which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Member Company, the Plan, and the Company for the payment of benefits hereunder to such recipient.

5.9	Notices. All elections and notices required under the Plan shall be in writing and filed with the Administrative Committee at the time and in the manner specified by the Administrative Committee.

5.10	Claims Procedure. For the purposes of this Section, a claim is a request for any Plan benefit made by a claimant in accordance with these Plan procedures for filing a claim.

(a)	Filing a Claim. Each individual who claims to be eligible for benefits under this Plan (a “Claimant”) may submit a written claim for benefits (a “Claim”) to the Head of the Benefits and Retirement Department of the Company where the individual believes a benefit has not been provided under the Plan to such individual to which such individual is eligible. A Claim must be set forth in writing on a form provided or otherwise approved by the Head of the Benefits and Retirement Department and must be submitted to the Head of the Benefits and Retirement Department no later than two (2) years after the date on which the Claimant or other individual claims to have been first entitled to such claimed benefit.

(b)	Review of Claim. The Head of the Benefits and Retirement Department of the Company shall evaluate each properly filed Claim and notify the Claimant of the denial of the Claim (if applicable) within 90 days after the Head of the Benefits and Retirement Department of the Company receives the Claim, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim is required, the Head of the Benefits and Retirement Department of the Company shall provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Head of the Benefits and Retirement Department of the Company received the claim).

(c)	Notice of Claim Denial. If a Claim is denied in whole or in part, the Head of the Benefits and Retirement Department of the Company shall provide the Claimant with a written notice setting forth (i) the specific reasons for the denial, (ii) references to pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review process and the time limits for such process, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.

(d)	Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to file a request for a review of the initial Claim denial. A Claimant will have 60 days following the receipt of notification of an adverse benefit determination within which to appeal the decision. As part of the review process, the Claimant will have the following rights: (i) the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, (ii) to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Claimant’s claim for benefits, and (iii) a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e)	Timing and Notice of Review. The Administrative Committee shall evaluate each properly filed Claim on review and notify the Claimant of the approval or denial of the Claim on review within 60 days after the Administrative Committee or its delegate receives the Claim on review, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim on review is required, the Administrative Committee or its delegate shall provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 120 days after the date on which the Administrative Committee or its delegate received the Claim on review).

(f)	Denied Claim on Review. If the Claim on review is denied in whole or in part, the Administrative Committee or its delegate shall provide the Claimant with written notice that sets forth the following: (i) the specific reason(s) for the denial on review, (ii) reference to the specific Plan provisions on which the benefit determination was made, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (that is not privileged or protected) to the Claimant’s Claim on review, and (iv) a statement of the Claimant’s right to bring an action under section 502(a) of ERISA.

(g)	Requirement to Exhaust Administrative Procedures. No Claimant or other individual may file any Claim or request a review of a denial of any Claim unless such person follows the provisions and timeframes of this Section. A Claimant or other individual shall not be entitled to bring any action in any court unless such person has exhausted such person’s rights under these procedures by timely submitting a Claim and requesting a review of a decision with respect to such Claim.
5.11	Tax Withholding. If a Member Company concludes that tax is owing with respect to any deferral or payment hereunder, the Member Company shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 5.11 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.

5.12	Indemnification. Each Member Company shall indemnify and hold harmless each employee, officer, or director of a Member Company to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by a Member Company. Notwithstanding the foregoing, a Member Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Member Company consents in writing to such settlement or compromise. Indemnification under this Section 5.12 shall not be applicable to any person if the cost, loss, liability, or expense is due to the person’s gross negligence, fraud or willful misconduct or if the person refuses to assist in the defense of the claim against him.

5.13	Permitted Acceleration of Payment. A payment may be accelerated, in the sole discretion of the Administrative Committee, if (a) the amount of the payment is not greater than the applicable dollar amount under Code Section 402(g)(l)(B), and (b) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Treasury Regulation Section 1.409A-l(c)(2).
          This Plan is executed this 31st day of December 2008, pursuant to a resolution of the GenCorp Administrative Committee dated December 19, 2008.

/s/ Diane L. Wallace Diane L. Wallace
Vice President, Tax and Benefits & Retirement Administration

APPENDIX A
CALCULATION OF THE PRIOR PLAN BENEFIT
Benefits under the Prior Plan shall be calculated in accordance with the rules set forth in Code Section 409A and the regulations promulgated thereunder. Specifically, the benefit will be calculated in accordance with the rule set forth in Treasury Regulation Section 1.409A-6(a)(3). In accordance with that regulation, the following shall apply:
A.1. Credited Service is determined as of December 31, 2004, as though Termination of Employment occurred on that date. For Aerojet East employees, Credited Service shall not include (i) any service an individual was credited as an Employee under the ARC Plan or any other service with Atlantic Research Corporation, (ii) any service with a company related to ARC, or (iii) any service performed before October 18, 2003.
A.2. Compensation subsequent to December 31, 2004, is disregarded. For Aerojet East employees, Compensation shall not include (i) any Compensation an individual was paid as an Employee under the ARC Plan, (ii) any other Compensation with a company related to ARC, or (iii) any Compensation paid before October 18, 2003.
A.3. Vesting is determined as of December 31, 2004. If a Participant is not vested on December 31, 2004, there is no benefit under Section 3.1(c). In addition, no further service for purposes of eligibility is recognized after December 31, 2004. For Aerojet East employees, Vesting shall not include (i) any service an individual was credited as an Employee under the ARC Plan or any other service with Atlantic Research Corporation, (ii) any service with a company related to ARC, or (iii) any service performed before October 18, 2003.
A.4. Social Security Covered Compensation for Aerojet East employees is determined as of the employee’s Social Security Retirement Age (SSRA) as if terminated on December 31, 2004. The Average Social Security Wage Base for all employees except Aerojet East employees is determined as of December 31, 2004 and increases after December 31, 2004 are disregarded.
A.5. Increases in Benefit Rates or changes to Pension Benefit Formulas are disregarded after December 31, 2004.
A.6. Changes in Section 401(a)(17) or Section 415 subsequent to December 31, 2004, are disregarded.

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